EXHIBIT 99.1
Joint Filing Agreement
In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, without par value, of Enerplus Corporation, and that this Agreement may be included as an Exhibit to such joint filing.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
Dated:  February 10, 2022
KEY GROUP HOLDINGS (CAYMAN) LTD.

By:    /s/ Yvonne Daffy
Name:	Yvonne Daffy
Title:	COO/CFO

/s/ Sunil Jagwani
Sunil Jagwani

MILLINVEST, LTD.

By:    /s/ Sunil Jagwani
Name:	Sunil Jagwani
Title:	Director